MANUFACTURERS BANK
A SUBSIDIARY OF THE SAKURA BANK, LIMITED

                                  EXHIBIT 10.7
                           NOTE MODIFICATION AGREEMENT

THIS NOTE MODIFICATION AGREEMENT is entered into as of October 4, 1996 , by and between MANUFACTURERS BANK, a California banking corporation ("Bank"), and PUBLIC STORAGE PROPERTIES XVIII, INC. (hereinafter referred to as "Borrower"), and is made with reference to the following facts and circumstances:

1. Borrower has made and executed in favor of Bank a Promissory Note dated November 16, 1994, in the original principal amount of Five Million Dollars ($5,000,000.00) (the "Note").

2.   The  principal  sum  of  Four  Million  Seven  Hundred   Thousand   Dollars
     ($4,700,000.00), together with any accrued and unpaid interest thereon, remains outstanding and unpaid with respect to the Note.

3.   Borrower and Bank wish to modify the Note as set forth below.

NOW, THEREFORE, the parties agree as follows:

     3.1 Effective upon execution of this agreement, the principal balance outstanding at any one time under the Note shall not exceed, after giving effect to any credit extension, the sum of Six Million Five Hundred Thousand Dollars ($6,500,000.00).

     3.2 The unpaid principal balance of this Note shall be paid in quarterly installments of One Hundred Seventy-Five Thousand Dollars ($175,000.00), commencing on October 1, 1997, and continuing on the 1st day of each calendar quarter thereafter, except that the unpaid balance of principal and interest shall be due and payable upon maturity.

     3.3 Sections 2 and 17 are modified by deleting the date October 1, 1996 and replacing it with the date September 30, 1997.

     3.4 Section 5 is deleted and replaced with the following:

         MATURITY. The maturity of the Note is September 30, 2002; provided, however, if prior to September 30, 1997 Maker elects to convert this Note to a term loan, the term of such term loan shall be five years, with an amortization period of ten years as provided in Section 17 below.

     3.5 Borrower shall pay Bank on demand a fee of Two Thousand Five Hundred Dollars ($2,500.00) as part of the consideration for Bank's agreement to extend and modify Borrower's financing arrangements as set forth herein.

4. Except as modified herein, the Note shall remain in full force and effect in accordance with its original terms and conditions.

IN WITNESS WHEREOF, the parties have executed this Note Modification Agreement as of the day and year first above written.


Date:   October 4, 1996
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                                        PUBLIC STORAGE PROPERTIES XVIII, INC.,
                                        a California corporation

                                        By:  /s/David P. Singelyn
                                             Title:   Controller
                                             ---------------------------
WITNESSED BY
/s/Daniel F. Maddox
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                                        MANUFACTURERS BANK,
                                        a California banking corporation

                                        By :  /s/ Daniel F. Maddox
                                              ------------------------------
                                              Title:   Senior Vice President
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